SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               Date of Report (date of earliest event reported):
                                November 5, 2003

                             OLYMPIC RESOURCES LTD.
                (Name of Registrant as Specified In Its Charter)


                       Commission File Number: 0 - 30598


                             OLYMPIC RESOURCES LTD.
                           525 999 W. Hastings Street
                         Vancouver, B.C. Canada V6C2W2
                                 (604) 689-1810


                      Incorporated in the State of Wyoming

                      Employer Identification No. 98-018488

ITEM 5. OTHER EVENTS.


                              OLYMPIC RESOURCES LTD


                     FOR IMMEDIATE RELEASE: November 5, 2003


      ACQUISITION OF OIL AND GAS PROPERTY INTEREST IN THE BONNIE VIEW FIELD


Olympic Resources Ltd., currently doing business as Whittier Energy Corporation ("Whittier") (OTCBB; OLYR), announced today the acquisition of an oil and gas property interest in the Bonnie View Field in Refugio County, Texas for $1.2 million. Whittier purchased a 62% working interest (50.84% net revenue interest) in the field from a private company, with an effective purchase date of October 1, 2003. The acquisition includes operations of four producing oil and gas wells, one salt water disposal well and two shut-in wells. Gross production is approximately 75 barrels of oil per day ("bopd") and 300 thousand cubic feet of gas per day ("mcfd"), with net production of approximately 38 bopd and 150 mcfd. Whittier paid for the property using $600,000 of working capital and $600,000 from its revolving line of credit with Compass Bank.

"The property will open up a new operating area for Whittier", said Bryce Rhodes, President and CEO. "We are excited about the acquisition potential available in the immediate vicinity of the field. The property fits our strategy of accumulating assets, which we believe will generate long-term value for Whittier. In this case, there appear to be undeveloped reserves, which may be producible through existing well bores or by drilling a new well, and additional opportunities to improve the field's operating efficiency."

Whittier is an independent oil and gas exploration and production company headquartered in Houston, Texas, which operates properties in Texas and Louisiana and owns various non-operated working interests in Oklahoma, Texas, Wyoming and California.

Forward-Looking Statements: The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. Although the Company believes that its expectations are based on reasonable assumptions, no assurances can be given that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

Whittier Energy Corporation, Carlsbad, CA
Bryce W. Rhodes,  (760) 943-3959